Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Simon Bates (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on October 1, 2020 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)    Position and Duties. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and shall have such powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”) including, without limitation, creating, planning, implementing and integrating the strategic direction of the Company; overseeing all Company operations, personnel, finances, physical resources; and such other duties as assigned by the Board from time to time consistent with the Executive’s position. In his capacity as CEO, the Executive shall report to the Board. In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the CEO, provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities, or undertake reasonable transition activities with respect to his prior employer as long as such services and activities do not conflict with or interfere with the Executive’s performance of the Executive’s duties to the Company.

2.    Compensation and Related Matters.

(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $825,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”) but will not be subject to adjustment prior to calendar year 2022. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)    Sign-On Bonus. In addition to the Base Salary, the Executive will receive a one-time sign-on bonus in the amount of $800,000 (the “Sign-On Bonus”), which will be paid on the first payroll date following the Effective Date in accordance with the Company’s normal payroll procedures and subject to required withholdings. The Executive acknowledges and agrees that the Sign-on Bonus is in exchange for the Executive’s agreement to the Restrictive Covenants Agreement (as defined in Section 9(a) below), and constitutes mutually agreed upon, and fair and reasonable consideration for the Executive’s agreement to the Restrictive Covenants Agreement, independent from the Company’s employment of the Executive in accordance with M.G.L. ch. 149, Section 24L. In the event that the Executive’s employment is terminated by the Company for Cause (as defined below) or the Executive terminates the Executive’s employment for any reason other than Good Reason (as defined below) at any time on or prior to December 31, 2021, the Executive shall reimburse the Company for the amount of any Sign-On Bonus paid, and the Executive authorizes the Company to deduct such amount as a valid set-off from any wages or other compensation otherwise due to the Executive at the time of such termination or resignation to the extent permitted by law; provided, however, that no reimbursement of the Sign-On Bonus shall be required following a Change in Control (as defined below) of the Company. Any amount due to the Company hereunder must be paid within 30 days of the Executive’s last day of employment. In the event that the Executive is required to reimburse the Company for the Sign-On Bonus under this Section 2(b), the Company and the Executive agree to cooperate on tax matters relating to such reimbursement, including the issuance of amended tax forms, including but not limited to Forms W-2.

(c)    Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Commencing in calendar year 2021, the Executive’s initial target annual incentive compensation shall be 100% of the Executive’s Base Salary with an annual maximum opportunity for calendar year 2021 of 200% of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Annual Incentive Compensation.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the based on personal and financial metrics established by the Board or the Compensation Committee in connection with the Company’s budget process and communicated to the Executive, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the day such incentive compensation is paid in order to earn or receive any annual incentive compensation. The Target Annual Incentive Compensation for any calendar year shall be paid no later than March 15 of the year following the close of the calendar year for which such Target Annual Incentive Compensation is earned and, in no event, later than December 31 of such calendar year.

(d)    Annual Equity Awards. The Executive will be eligible to participate in the Company’s equity incentive program, with the aggregate value of the Executive’s annual equity awards for calendar year 2021 to be targeted at $1,760,000. The target annual equity awards for calendar year 2021 will be no more than 50% performance based units and no less than 50% restricted stock units. The metrics and weighting applicable to the performance based units will be established by the Board or the Compensation Committee in connection with the Company’s budget process and communicated to the Executive and the maximum number of performance based units that may be earned with respect to the performance-based units to be granted in calendar year 2021 will be equal to two times the target number of performance based units granted under such award. The restricted stock units granted in calendar year 2021 will vest based solely on the passage of time with annual pro rata vesting over a period of three years from the grant date. In calendar years subsequent to 2021, the Executive will continue to be eligible to participate in the Company’s equity incentive program in accordance with the terms determined by the Board or the Compensation Committee.

(e)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(f)    Other Benefits. The Executive will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s executive officers, subject to the terms of such programs. In addition, the Executive will be eligible for relocation assistance in accordance with the Company’s executive officer relocation program, subject to the terms of such program, and will receive a payment of $10,000 per month for up to nine months following the Effective Date for travel between Atlanta and Boston and other transition and relocation expenses.

(g)    Paid Time Off. The Executive shall be entitled to a minimum of five weeks’ paid time off in each calendar year and otherwise to take paid time off in accordance with the Company’s applicable paid time off policy for executive officers, as may be in effect from time to time.

3.    Initial Equity Award. Subject to approval by the Board or the Compensation Committee, the Executive will be granted the following equity awards (the “Initial Equity Awards”) upon the Effective Date:

(a)     Restricted Share Award. Shares of restricted common stock of the Company with a grant date fair value of $3,000,000 (the “Initial Shares”). The Initial Shares will vest 50% on May 15, 2021 and 50% on May 15, 2022, subject to the Executive’s continued employment through the applicable vesting date. All of the Initial Shares (or an amount of equal value) will be subject to forfeiture if the Executive’s employment is terminated by the Company for Cause or the Executive terminates the Executive’s employment for any reason other than Good Reason on or before December 31, 2021. One-half of the Initial Shares (or an amount of equal value) will be subject to forfeiture if the Executive’s employment is terminated by the Company for Cause or the Executive terminates the Executive’s employment for any reason other than Good Reason after December 31, 2021 and on or before December 31, 2022. Notwithstanding the foregoing, the Initial Shares shall no longer be subject to forfeiture upon a Change in Control, provided the Executive remains employed with the Company through the date of the Change in Control. In the event that a forfeiture of any portion of the Initial Shares is required pursuant to this Section 3(a), the Company and the Executive agree to cooperate on tax matters relating to such forfeiture, including the issuance of amended tax forms, including but not limited to Forms W-2.

(b)    Performance-Based Stock Option. As an inducement to employment, a stock option with a grant date fair value of $2,000,000 (the “Initial Option”). The per share exercise price of the Initial Option will be equal to the closing price of the Company’s common stock on the grant date. The Initial Option will have a term of five years. The Initial Option will permit net exercise such that the number of shares issued upon exercise may be reduced by a whole number of shares with a value equal to the aggregate exercise price. The Initial Option is subject to both the time-based vesting condition (the “Time Condition”) and the performance-based vesting conditions (the “Performance Conditions”) described in Section 3(b)(i) and (ii) below, both of which must be satisfied before the Initial Option will be deemed vested and exercisable.

(i)    Time Condition. One hundred percent of the shares underlying the Initial Option shall satisfy the Time Condition on the third anniversary of the date of grant, subject to the Executive’s continued employment with the Company through such date. If there is a Change in Control and the Initial Option is not assumed, substituted or continued by the Company or its successor entity in such Change in Control, the Time Condition shall be deemed to be fully achieved immediately prior to the effective time of the Change in Control, subject to the Executive’s continued employment through the date of the Change in Control. In the event of a Change in Control in which the Initial Option is assumed, substituted or continued by the Company or its successor entity, the Time Condition shall be deemed to be fully achieved upon the termination of the Executive’s employment by the Company without Cause or the resignation of the Executive’s employment with the Company for Good Reason, in either case upon or following such Change in Control.

(ii)    Performance Conditions. Twenty-five percent of the shares underlying the Initial Option shall satisfy the Performance Conditions on the date that the closing price of the Company’s common stock has equaled or exceeded 125% of the per share exercise price of the Initial Option for 20 consecutive trading days; 25% of the shares underlying the Initial Option shall satisfy the Performance Conditions on the date that the closing price of the Company’s common stock has equaled or exceeded 150% of the per share exercise price of the Initial Option for 20 consecutive trading days; 25% of the shares underlying the Initial Option shall satisfy the Performance Conditions on the date that the closing price of the Company’s common stock has equaled or exceeded 175% of the per share exercise price of the Initial Option for 20 consecutive trading days; and the last 25% of the shares underlying the Initial Option shall satisfy the Performance Conditions on the date that the closing price of the Company’s common stock has equaled or exceeded 200% of the per share exercise price of the Initial Option for 20 consecutive trading days, subject in each case to the Executive’s continued employment through the applicable date. Notwithstanding the foregoing, the applicable portion of the shares underlying the Initial Option will be deemed to have satisfied the Performance Conditions upon a Change in Control if the per share price to be paid in the Change in Control equals or exceeds the applicable share price target without regard to the 20-trading day requirement (i.e., if the per share price in the Change in Control is equal to 160% of the per share exercise price of the Initial Option, the Performance Conditions will be deemed to be achieved with respect to 50% of the shares underlying the Initial Option). The Performance Conditions must be achieved within 36 months of the date of grant of the Initial Option and any shares for which the Performance Conditions have not been achieved as of the day following the three-year anniversary of the grant date of the Initial Option will be automatically forfeited.

The Initial Equity Awards shall be subject to the terms of, and contingent upon the Executive’s execution of, equity award agreements issued pursuant to the Company’s equity incentive plan or pursuant to inducement grant exception under §303A.08 of the New York Stock Exchange Listing Company Manual (collectively, the “Equity Documents”).

4.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall be subject to review by the Executive or his designee and the Executive shall be afforded reasonable opportunity to provide additional information relevant to such certification. Following any such review and comment by the Executive or his designee, the certification of the selected physician shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the Company’s reasonable, good faith determination that any of the following events has occurred without the Company’s consent (each, a “Cause Condition”):

(i)    willful failure or refusal to perform, or continued non-performance of, material lawful responsibilities consistent with the Executive’s position that have been requested by the Board (other than by reason of the Executive’s physical or mental illness, incapacity or disability);

(ii)    misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(iii)    arrest, indictment, conviction or a plea of nolo contendere with respect to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iv)    any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(v)    a material breach by the Executive of any of the provisions contained in Section 9 of this Agreement or the Restrictive Covenants Agreement;

(vi)    a material violation by the Executive of any of the Company’s written employment policies; or

(vii)    the Executive’s failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

With respect to the Cause Conditions set forth in Sections 4(c)(i), (iv), (v), (vi), or (vii), (x) the Company shall notify the Executive in writing of the Cause Condition within 60 days of becoming aware of the occurrence of the Cause Condition, (y) the Executive shall have 30 days following such notice to remedy the Cause Condition (the “Cause Cure Period”) and (z) the Company must terminate the Executive’s employment within 60 days after the end of the Cause Cure Period. If the Executive cures the Cause Condition to the Company’s reasonable satisfaction during the Cause Cure Period, Cause shall be deemed not to have occurred.

(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e)    Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i)    a material diminution in the Executive’s responsibilities, authority or duties or an adverse change in the Executive’s position such that the Executive is no longer the most senior executive of the Company;

(ii)    an adverse change in the Executive’s reporting responsibility;

(iii)    a material change in the Executive’s principal business location (but not including any relocation determined within 12 months of the Effective Date or mutually agreed by the Company and the Executive);

(iv)    a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(v)    a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i)    the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii)    the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii)    the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the Good Reason Condition;

(iv)    notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Good Reason Cure Period; and

(v)    the Executive terminates employment within 60 days after the end of the Good Reason Cure Period.

If the Company cures the Good Reason Condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(f)    Termination by the Executive without Good Reason. In the event that the Executive terminates his employment without Good Reason, the Executive shall give the Company at least 14 days’ advance written notification. The Company may waive all or part of such notice period in its sole discretion and such waiver will not otherwise constitute a termination by the Company. Such information shall include information providing reasonable detail regarding any subsequent employment that could reasonably be expected to result in any breach of this Agreement, the Restrictive Covenant Agreement or any other obligation of the Executive to the Company.

5.    Matters Related to Termination.

(a)    Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given, if applicable, after the end of the Cause Cure Period; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 4(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given or such later date specified by the Executive in the Notice of Termination, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Good Reason Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c)    Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (iv) other than in the case of any termination for Cause, any unpaid Target Annual Incentive Compensation earned with respect to the calendar year preceding the Date of Termination (collectively, the “Accrued Obligations”).

(d)    Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(e)    Accelerated Vesting. Notwithstanding anything in this Agreement or any equity incentive compensation plan or agreement to the contrary, in the event of the Executive’s termination of employment by reason of death or disability, any equity awards subject solely to time-based vesting will become fully vested as of the applicable Date of Termination and any equity awards subject to performance-based vesting conditions will remain eligible to be earned at the end of the applicable performance period based upon achievement of the applicable performance metrics in accordance with the terms of the applicable award agreements and the applicable equity incentive plan of the Company (notwithstanding that the Executive is no longer employed by the Company on such date) and any portion of any such performance-based award that is earned at the end of the performance period shall be immediately fully vested.

(f)    No Mitigation. Notwithstanding anything in this Agreement to the contrary, the Executive shall have no duty to mitigate the amount of any payments hereunder (whether by seeking new employment or otherwise) and no payments hereunder shall be reduced by any earnings the Executive receives from any other source.

6.    Severance Pay and Benefits Upon Termination by the Company without Cause Outside the Change in Control Period. If the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 4(d), or (b) by the Executive for Good Reason as provided in Section 4(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall not impose substantial additional obligations on the Executive and shall include a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), a general release of the Executive (provided that such release shall exclude any claims for fraud or conduct that constitutes a criminal offense), a mutual nondisparagement clause (which, on the Company’s behalf, shall be limited to an obligation to instruct and enforce such instruction), and, in the Company’s sole discretion and in the event of the Company’s waiver of the noncompetition restriction in Section 7(c) of the Restrictive Covenants Agreement, a one-year post-employment noncompetition agreement with restrictions that are no greater than those set forth in the Restrictive Covenants Agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, which shall include a seven business day revocation period:

(a)    the Company shall pay the Executive a lump sum in cash in an amount equal to two times the Executive’s then-current Base Salary (without regard to any reduction having occurred within the 12-month period immediately preceding the Date of Termination) (the “Severance Amount”);

(b)    the annual incentive compensation the Executive would otherwise be entitled to receive based on Company and individual performance for such calendar year (the “Actual Bonus”); and

(c)    a pro-rata portion of the annual incentive compensation the Executive would otherwise be entitled to receive based on Company and individual performance for such calendar year, calculated by multiplying such amount by a fraction of which the numerator is the number of days in such calendar year prior to the Executive’s Date of Termination, and the denominator is 365 (the “Pro-Rata Bonus”).

Except as provided herein, the amounts payable under this Section 6, to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. The Actual Bonus and the Pro-Rata Bonus will be paid at the same time as annual incentive compensation payments are made to active employees for such calendar year, but in no event later than no later than March 15 of the year following the year in which it is earned.

7.    Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 4(d), or (b) by the Executive for Good Reason as provided in Section 4(e), and (ii) the Date of Termination is on or within 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a)    If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates employment for Good Reason as provided in Section 4(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)    the Company shall pay the Executive a lump sum in cash in an amount equal to two times the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Annual Incentive Compensation for the then-current year (or the Executive’s Target Annual Incentive Compensation in effect immediately prior to the Change in Control, if higher) (in each case, without regard to any reduction having occurred within the 12-month period immediately preceding the Date of Termination) (the “Change in Control Payment”);

(ii)    a pro-rata portion of the Executive’s Target Annual Incentive Compensation for the then-current year (or the Executive’s Target Annual Incentive Compensation in effect immediately prior to the Change in Control, if higher), calculated by multiplying such Target Annual Incentive Compensation by a fraction of which the numerator is the number of days in such calendar year prior to the Executive’s Date of Termination, and the denominator is 365;

(iii)    at the Executive’s request, outplacement services from an independent, third-party outplacement service provider that are the same as (or substantially similar to) outplacement services generally offered to the Company’s executive officers; and

(iv)    for the 18-month period following the Date of Termination, the Company shall provide the Executive, on a pre-tax basis to the extent permitted by applicable law, with medical, dental and vision benefits substantially similar to those the Executive was receiving under the Company’s benefit plans immediately prior to the Notice of Termination.

The amounts payable under this Section 7(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)    Additional Limitation.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 7(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)    Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)    the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii)    a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or

(iii)    the Company determines that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding common stock of the Company; or

(iv)    any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

8.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. Notwithstanding the foregoing, to the extent permitted under Section 409A of the Code without application of the additional tax, the Company shall pay that portion of any separation pay excluded from the definition of deferred compensation under Treasury Regulation Section 1.409A-1(b)(9) without application of the six-month delay referred to herein. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.    Continuing Obligations.

(a)    Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreement with this Agreement and at least ten business days before the commencement of the Executive’s employment. For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably and fully cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full and reasonable cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably and fully cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(c) and, other than with respect to the any performance of obligations under this Section 9 during the 24-month period following the Executive’s Date of Termination for which the Executive has received severance pay, in the event that performance of such obligations, requires more than a de minimis amount of the Executive’s time, the Company will compensate the Executive at a rate not less than the Executive’s rate of total pay in effect as of the Executive’s Date of Termination. The Executive’s performance of any obligations hereunder may not unreasonably interfere with the Executive’s personal or business obligations.

10.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the jurisdiction in which the Company maintains its principal place of business from time to time. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.    Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

12.    Integration. This Agreement, the Restrictive Covenants Agreement and the Equity Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter. For the avoidance of doubt, the Executive shall only be entitled to severance payments and benefits under this Agreement and shall not be entitled to any payments or benefits under the Company’s Severance Plan for Leadership Team Officers.

13.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14.    Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then except as otherwise set forth in this Agreement, the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 6 or pursuant to Section 7 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

15.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 9 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 6 and Section 7 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 6 and Section 7 of this Agreement.

21.    Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the jurisdiction in which the Company maintains its principal place of business from time to time, without giving effect to the conflict of laws principles of such jurisdiction.

22.    Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

23.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

GCP APPLIED TECHNOLOGIES INC.

/s/ Peter A. Feld
By:	Peter A. Feld
Its:	Chairman of the Board of Directors

EXECUTIVE

/s/ Simon Bates
Simon Bates